Exhibit 2.5


                          SECOND AMENDMENT TO SUBLEASE



             THIS SECOND AMENDMENT TO SUBLEASE (this "Amendment") is entered into as of October 10, 1997, by and between TMO, INC., having an address at 81 Wyman Street, Waltham, Massachusetts 02254 ("Landlord"), and THERMO TERRATECH INC., having an address at 81 Wyman Street, Waltham, Massachusetts 02254 ("Tenant").

                              W I T N E S S E T H:

             WHEREAS, pursuant to the terms of that certain Agreement of Lease dated as of December 31, 1985 (as amended, the "Overlease"), by and between W & C Investment Co. ("Overlandlord"), successor-in-interest to Claridge Properties Ltd., and Landlord, successor-in-interest to Thermo Electron Corporation, Overlandlord currently leases to Landlord certain premises known and numbered as 12068 Market Street, Livonia, Michigan, and more particularly described in the Overlease (the "Demised Premises"); and

             WHEREAS, pursuant to the terms of that certain Sublease dated as of March 30, 1986 (as amended, the "Sublease"), by and between Landlord and Tenant, successor-in-interest to Holcroft/Loftus, Inc., Landlord currently subleases to Tenant the Demised Premises; and

             WHEREAS, Landlord and Tenant desire to amend the Sublease as more particularly set forth herein;

             NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

             1. Section 6.6 of the Sublease is hereby amended to incorporate by reference into the Sublease the provisions of
        Article 30 of the Overlease.

             2.   The following new Article is hereby added to the
        Sublease:

                  "Article 9.    Option to Extend.

                  Section 9.1. Provided that Tenant shall not be in default of its obligations under this Sublease, Tenant shall have an option to extend the Term of this Sublease for one (1) additional period of five (5) years (the "Renewal Period"), which option shall be exercisable by written notice to Landlord given no less than thirteen (13) months prior to the expiration of the
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        then current Term.  Upon receipt of such notice, Landlord shall exercise its corresponding option to renew the Overlease. All of the terms, covenants and provisions of this Sublease shall apply to such Renewal Period, except that the annual fixed rental payable with respect to such Renewal Period shall be equal to the annual Fixed Rent payable to Overlandlord under Article 30 of the Overlease. In the event that Tenant elects to exercise its option to extend under this Section 9.1, Tenant shall be responsible for the payment of all costs payable by the lessee under Section 30.04 of the Overlease. During the Renewal Period, all references in this Sublease to the Term shall be deemed to mean the original Term as extended by the Renewal Period. Tenant shall have no further right to extend the Term of this Sublease following the expiration of the Renewal Period."

             3. Except as specifically herein provided, all of the terms, provisions, covenants and conditions of the Sublease are hereby ratified and confirmed and shall continue in full force and effect. Any capitalized term not defined herein shall have the meaning ascribed to it under the Sublease.

             4. The individuals executing this Amendment hereby represent and warrant that they are empowered and duly authorized to so execute this Amendment on behalf of the parties they represent.

             IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as a sealed instrument as of the date first above written.

                                           LANDLORD:

                                           TMO, INC.,
                                           a Delaware corporation


                                           By:    /s/Sandra L. Lambert
                                           Name:  Sandra L. Lambert
                                           Title: Secretary



                                           TENANT:

                                           THERMO TERRATECH INC.,
                                           a Delaware corporation

                                           By:    /s/ John P. Appleton
                                           Name:  John P. Appleton
                                           Title: Chief Executive Officer